Exhibit 99.1

Lesaka appoints fintech entrepreneur Ali Mazanderani as Chairman, Kuben Pillay as Lead Independent Director, and Chris Meyer to conclude tenure as Group CEO in February 2024

JOHANNESBURG, December 4, 2023 - Lesaka Technologies, Inc. (Nasdaq: LSAK; JSE: LSK) today announced that Chris Meyer will conclude his tenure as Lesaka Group CEO on February 29, 2024. During his nearly three years as Group CEO, Chris has led the successful turnaround and building of the Lesaka fintech platform.  Chris will remain a director of Lesaka.

Commenting on the conclusion of his tenure as Group CEO, Chris said, "I have dedicated all my energy over the past nearly 3 years to the turnaround and rebuilding of the Lesaka platform, spending the majority of that time apart from my family in the UK. The vibrant and energized Lesaka of today looks very different to the business we took on almost 3 years ago, and I am exceptionally proud of what this extraordinary team has achieved. The Consumer division has returned to profitability and the Connect Group acquisition has been a resounding success.  Furthermore we have built a strong leadership team, implemented a robust corporate governance and risk management framework, and developed a values system and culture which resonates with our 2,400 colleagues across Southern Africa. I believe we have achieved what we set out to do when we started this journey, and I feel that the time is right for me to return to my family and hand over to a new leader who will take this extraordinary group of people into an exciting future. Ali is an exceptional leader and fintech entrepreneur and is the perfect candidate to lead Lesaka in its next exciting growth phase."

Ali Mazanderani will assume the Executive Chairman role on February 1, 2024.

Ali has been a member of the Lesaka board since 2020.  It was Ali's vision to build the leading fintech platform in Southern Africa that set Lesaka on its journey. He presented this strategy to the market at Lesaka's Q4 2020 earnings call and has played a key role in Lesaka's evolution, serving as a board director and a member of the Capital Allocation Committee.

Ali brings deep experience to the Lesaka executive team and is a well-known and respected global fintech leader and entrepreneur. Ali is co-founder and Chairman of Teya, a leading European fintech and has served as a director of global fintech companies, including StoneCo in Brazil and Network International in the UAE.

Ali commented, "During my three years on the board of Lesaka, I have seen the leadership team and the more than 2,400 employees across the group build a great foundation. I would especially like to thank Chris for the crucial role he has played in getting Lesaka to where it is today. The company is well positioned to deliver exceptional value to its stakeholders and benefit the communities it serves. I look forward to deepening my involvement with Lesaka and working with the entire team to realize our vision."

Kuben Pillay, Chairman of the Lesaka Board, commented, "On behalf of the Board, I want to thank Chris for his invaluable contributions to Lesaka. Chris achieved what he was tasked to do when we started this journey, and leaves Lesaka as a strong platform positioned for growth."

"We are excited by the appointment of Ali as Executive Chairman. Ali played an integral role in setting Lesaka on this journey to become the leading fintech driving financial inclusion. Given his deep experience and proven track-record in the fintech sector and in emerging markets (including South Africa), he is ideally suited to lead Lesaka through the next phase of growth."

Kuben Pillay's role on the Board of Lesaka will change from Chairman to Lead Independent Director, effective February 1, 2024. Kuben will continue to chair the meetings of the board of directors, in line with best practice of corporate governance and independence.

About Lesaka (www.lesakatech.com)

Lesaka Technologies, (Lesaka™) is a South African Fintech company that utilizes its proprietary banking and payment technologies to deliver superior financial services solutions to merchants (B2B) and consumers (B2C) in Southern Africa. Lesaka's mission is to drive true financial inclusion for both merchant and consumer markets through offering affordable financial services to previously underserved sectors of the economy. Lesaka offers cash management solutions, growth capital, card acquiring, bill payment technologies and value-added services to formal and informal retail merchants as well as banking, lending, and insurance solutions to consumers across Southern Africa. The Lesaka journey originally began as "Net1" in 1997 and later repositioned and rebranded to Lesaka (2022), with the acquisition of Connect. As Lesaka, the business continues to grow its systems and capabilities to deliver meaningful fintech-enabled, innovative solutions for South Africa's merchant and consumer markets.

Lesaka has a primary listing on the NASDAQ (NasdaqGS: LSAK) and a secondary listing on the Johannesburg Stock Exchange (JSE: LSK). Visit www.lesakatech.com for additional information about Lesaka Technologies (Lesaka ™).

Forward-Looking Statements

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "could," "would," "may," "will," "intends," "outlook," "focus," "seek," "potential," "mission," "continue," "goal," "target," "objective," derivations thereof, and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. In this press release, statements relating to future financial results and future financing and business opportunities are forward-looking statements. Additional information concerning factors that could cause actual events or results to differ materially from those in any forward-looking statement is contained in our Form 10-K for the fiscal year ended June 30, 2023, as filed with the SEC, as well as other documents we have filed or will file with the SEC. We assume no obligation to update the information in this press release, to revise any forward-looking statements or to update the reasons actual results could differ materially from those anticipated in forward-looking statements.

Investor Relations Contact:

Phillipe Welthagen

Email: phillipe.welthagen@lesakatech.com

Mobile: +27 84 512 5393

FNK IR:

Rob Fink / Matt Chesler, CFA

Email: lsak@fnkir.com

Media Relations Contact:

Janine Bester Gertzen

Email: Janine@thenielsennetwork.com